Exhibit 99.1

Services Acquisition Corp. International and Jamba Juice Company Completion of Merger and Nasdaq Listing

CHARLOTTE, N.C. & SAN FRANCISCO—(BUSINESS WIRE)—November 29, 2006—Jamba, Inc. (NASDAQ:JMBA) (NASDAQ:JMBAU) (NASDAQ:JMBAW) today announced the completion of the merger between Services Acquisition Corp. International (“SACI”) and Jamba Juice Company. Under terms of the Agreement and Plan of Merger, dated March 10, 2006 (as amended), SACI acquired all of the outstanding securities of Jamba Juice Company and Jamba Juice Company has become a wholly-owned subsidiary of SACI. The Company has changed its name to Jamba, Inc.

Steve Berrard, Chairman, and Paul Clayton, Chief Executive Officer, of Jamba Inc. jointly commented, “We are extremely excited about the completion of the merger and we look forward to sharing more about our business plan and growth strategy in the future. It’s been a long road to get to this point, but one we believe will be particularly rewarding for all of our core constituents – shareholders, team members and customers. We now have the financial flexibility to execute our growth strategy and build on Jamba Juice’s leadership position in the premium, made-to-order, healthy blended beverages marketplace, by capitalizing on consumer health, nutritional and lifestyle trends.”

As previously announced, NASDAQ has approved the listing of the Company’s common stock, units and warrants for trading on the NASDAQ Global Market. The Company’s common stock, units and warrants will commence trading at the open of business today under the following symbols:

•	Common stock will trade under “JMBA”

•	Units will trade under “JMBAU”

•	Warrants will trade under “JMBAW”

About Jamba Inc.

Jamba Inc. was formed as a result of the merger between SACI and Jamba Juice Company. Jamba Juice Company is the category-defining leader in healthy blended beverages, juices, and good-for-you snacks. Founded in 1990 in California, today Jamba Juice Company has more than 585 company and franchised stores in 23 states nationwide with approximately 9,000 team members. For the nearest location or a complete menu including new All Fruit Smoothies, please call: 1-866-4R-FRUIT or visit the website at http://www.jambajuice.com. SACI was a blank check company that was formed for the specific purpose of consummating a business combination.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Jamba, Inc.’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Jamba, Inc. is engaged; demand for the products and services that Jamba, Inc. provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company does not assume any obligation to update the information contained in this press release.